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Exhibit 16


Letter dated April 16, 2002 from Ernst & Young LLP to the Securities and Exchange Commission.



April 16, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K of Vertex Interactive, Inc. filed on April 16, 2002, and are in agreement with the statements contained in the first sentence of paragraph one and paragraphs two, three and four on page two therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Regarding the Registrant's statement concerning the material weaknesses with regard to the Company's financial accounting systems, including the financial reporting and closing process, impacting the Company's ability to timely prepare accurate financial statements, included in the fourth paragraph on page two therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the Registrant's 2001 financial statements.

                                                     /s/ Ernst & Young LLP